Exhibit 99.1
FOR IMMEDIATE RELEASE
AMERISTAR CASINOS SUBMITS ALL-CASH PROPOSAL TO
ACQUIRE AZTAR CORPORATION FOR $42 PER SHARE
- Financially Superior Proposal for Aztar Shareholders -
- Creates Fifth Largest Publicly Traded U.S. Gaming Company
with Nearly $2 Billion in Revenues -
- Provides Ameristar with Greater Scale, Geographic Diversity and Major Market Presence -
- Adds Major Development Opportunity on Las Vegas Strip -
Las Vegas, Nevada, April 3, 2006 — Ameristar Casinos, Inc. (Nasdaq: ASCA) announced today that it has proposed to acquire Aztar Corporation (NYSE: AZR) for $42.00 per common share. The all-cash proposal values Aztar at approximately $2.25 billion, including the assumption of debt, and is clearly superior to all previous proposals. Ameristar believes the transaction would provide fair value to Aztar’s shareholders and would be immediately and substantially accretive to Ameristar’s earnings per share.
The combined company would be the fifth largest publicly traded owner and operator of gaming properties in the U.S., with annual revenues of approximately $2 billion generated by 12 properties throughout the country. Following the acquisition, Ameristar would have under its control approximately 21,000 slot machines, 650 table games and 7,000 hotel rooms. Not only would the transaction greatly expand Ameristar’s scale and geographic diversification, with a presence in two of the largest U.S. gaming markets (Las Vegas and Atlantic City), it would also provide Ameristar with one of the best remaining development opportunities on the Las Vegas Strip. The two companies have no overlap in the markets they serve. With Ameristar’s demonstrated integration, operations and development experience, the Company expects to realize the substantial growth potential of Aztar’s property portfolio immediately following completion of the transaction and over the long term.
“Ameristar’s proposal for Aztar is clearly superior to Pinnacle’s and Colony’s, and provides significant value to Aztar shareholders,” said Craig H. Neilsen, Ameristar’s Chairman of the Board, President and Chief Executive Officer. “This strategic combination would also create substantial value for Ameristar and its shareholders, both in the near term by establishing Ameristar as a leading national competitor in the gaming industry with a broader and more balanced geographic portfolio, and in the long term by expanding the Company’s growth platform. We are particularly excited about the opportunity to apply our proven track record of success to developing a truly world-class gaming and entertainment property at one of the most attractive development sites on the Strip.”
“The Las Vegas and Atlantic City assets would also help leverage the attractiveness of our Star Awards guest loyalty program at all of our properties. With properties in many of the country’s largest gaming markets, and the global market reach of Las Vegas, Ameristar would have the foundation to implement its effective marketing programs to a national audience.”

“Ameristar is committed to creating market-leading gaming and entertainment destinations and has a long track record of implementing improvements that enhance the guest experience, drive market share growth, and improve cash flow,” said Mr. Neilsen. “We see immediate upside potential from Aztar’s assets and believe we can realize substantial incremental growth from the entire portfolio by applying our centralized management structure and leveraging our innovative slot initiatives, food quality, and comprehensive marketing programs. Ameristar is well known in the industry for its ability to generate market share-leading revenues and profitable cash flows and has a history of delivering superior EBITDA margins. We believe we can integrate Aztar’s existing property portfolio quickly and efficiently to maximize the value of those properties and generate a strong return on investment, as the Company has achieved historically. Ultimately, we are willing to make this superior proposal because we believe Aztar’s assets have their highest potential within Ameristar and because we believe we can maximize their value.”
The combined company would also have a robust development strategy that would provide a strong foundation for Ameristar’s long-term growth. In addition to the impact of operational improvements at Aztar’s properties, key projects currently underway that are expected to provide growth in the near term include the addition of Four Diamond-quality hotels and other amenities at Ameristar St. Charles and Ameristar Black Hawk, and the casino and parking expansions at Ameristar Vicksburg. In the longer-term, the Company would look to redevelop Aztar’s Las Vegas Tropicana property and implement further enhancements at the Tropicana property in Atlantic City.
“As always, we will target projects with the potential to generate the highest returns on investment and best long-term value for our shareholders,” continued Mr. Neilsen. “We believe the first round of improvements we would make at the various Aztar properties would provide a quick payback and generate supplemental cash flows to strengthen and support the Company’s long-term growth strategy. We are confident in our ability to schedule capital expenditure projects to prudently manage leverage levels following the completion of our combination with Aztar.”
The proposal has been unanimously approved by Ameristar’s Board of Directors. Ameristar’s proposal to acquire Aztar is subject to limited confirmatory due diligence, which the Company is prepared to commence immediately, and the execution of a definitive merger agreement between the companies. Subject to satisfactory completion of its due diligence and final Board approval, Ameristar is prepared to enter into a merger agreement that, apart from providing superior value to Aztar’s shareholders, would be substantially identical to Aztar’s merger agreement with Pinnacle. The transaction would also require the termination of Aztar’s agreement with Pinnacle and approval by Aztar’s Board and shareholders, as well as the satisfaction of certain customary conditions, including Hart-Scott-Rodino antitrust clearance and necessary approvals from gaming regulatory authorities. Ameristar’s proposal is not subject to any financing conditions and Ameristar anticipates that it would be able to close the transaction by the end of 2006, which is comparable to Pinnacle’s anticipated closing timetable.
“We are confident in our ability to close this transaction expeditiously, given our proven experience working within strict regulatory environments and executing large-scale transactions,

such as our Missouri acquisition in 2000, which we completed in approximately two months,” said Mr. Neilsen. “Following this transaction, we would retain a prudent capital structure and maintain a strong and flexible balance sheet that would allow us to proceed with the redevelopment of the Tropicana in Las Vegas.”
Ameristar has received a financing commitment from Wachovia Securities, Merrill Lynch & Co. and Wells Fargo Bank to complete the transaction. Lazard, Merrill Lynch & Co. and Wachovia Securities are serving as financial advisors to Ameristar, and Hughes Hubbard & Reed LLP is acting as Ameristar’s legal counsel.
The complete text of the proposal letter delivered to Aztar Corporation is included at the end of this press release.
Conference Call/Webcast
Ameristar will host a conference call and webcast today, April 3, 2006, at 10:00 AM Eastern Time (7:00 AM Pacific Time) to discuss the proposal. The conference call can be accessed by dialing (866) 406-5369 (U.S. participants) or (973) 582-2822 (international participants), and referencing conference ID 7233094. A live, listen-only webcast is accessible through Ameristar’s website (www.ameristar.com). Please log on at least 15 minutes before the webcast begins to register and download or install any necessary audio software.
If you are unable to participate during the live webcast, the presentation will be archived on Ameristar’s website. A replay of the conference call will be available for one week by dialing (877) 519-4471 (U.S. participants) or (973) 341-3080 (international participants), and entering access code 7233094.
Forward-Looking Information
This press release contains certain forward-looking information that generally can be identified by the context of the statement or the use of forward-looking terminology, such as “believes,” “estimates,” “anticipates,” “intends,” “expects,” “plans,” “is confident that” or words of similar meaning, with reference to Ameristar or our management. Similarly, statements that describe our future plans, objectives, strategies, financial results or position, operational expectations or goals are forward-looking statements. It is possible that our expectations may not be met due to various factors, many of which are beyond our control, and we therefore cannot give any assurance that such expectations will prove to be correct. For a discussion of relevant factors, risks and uncertainties that could materially affect our future results, attention is directed to “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2005.
About Ameristar
Ameristar Casinos, Inc. is a leading Las Vegas-based gaming and entertainment company known for its premier properties characterized by innovative architecture, state-of-the-art casino floors and superior dining, lodging and entertainment offerings. Ameristar’s focus on the total entertainment experience and the highest quality guest service has earned it a leading market share position in each of the markets in which it operates. Founded in 1954 in Jackpot, Nevada, Ameristar has been a public company since November 1993. The company has a portfolio of seven casinos in six markets: Ameristar St. Charles (greater St. Louis); Ameristar Kansas City; Ameristar Council Bluffs (Omaha, Nebraska and southwestern Iowa); Ameristar Vicksburg (Jackson, Mississippi and Monroe, Louisiana); Ameristar Black Hawk (Denver metropolitan area); and Cactus Petes Resort Casino and the Horseshu Hotel & Casino in Jackpot, Nevada (Idaho and the Pacific Northwest).
Contact:
Tom Steinbauer, Senior Vice President of Finance, Chief Financial Officer
Ameristar Casinos, Inc.
(702) 567-7000
Michael Buckley / Nina Devlin
Brunswick Group LLC
(212) 333-3810

TEXT OF ACQUISITION PROPOSAL LETTER
April 2, 2006
Board of Directors
Aztar Corporation
2930 Camelback Road, Suite 400
Phoenix, Arizona 85016

Attn:	Robert M. Haddock Chairman of the Board, President and Chief Executive Officer
Ladies and Gentlemen:
          We are pleased to submit this proposal to combine the businesses of Aztar Corporation and Ameristar Casinos, Inc. subject to the terms and conditions discussed below.
          Based on our knowledge of Aztar from publicly available information, Ameristar is prepared to acquire Aztar at a price of $42 per Aztar common share, in cash.
          We believe our proposal is clearly superior both to the $38 per share transaction contemplated by your merger agreement with Pinnacle Entertainment and the purported $41 per share face value of Colony Capital’s more recent proposal, for which there has been no specificity of the forms or mix of consideration. We are confident that, given the opportunity, Aztar stockholders will enthusiastically support our proposal. We believe that the Aztar Board of Directors will share this view.

          We are a financially strong company and have received a commitment letter from Wachovia, Merrill Lynch and Wells Fargo that provides for fully committed financing sufficient to consummate the proposed transaction. Our proposal is not subject to any financing condition.
          I want to emphasize to the Aztar Board of Directors our seriousness about this proposal and our commitment to a combination of Aztar and Ameristar. Our Board of Directors has unanimously approved the submission of our proposal and fully supports a combination of Aztar and Ameristar. We will commit the resources necessary, together with our outside advisors, to proceed expeditiously. Our proposal is subject to satisfactory review and approval of the disclosure schedules to the merger agreement, satisfactory completion of limited confirmatory due diligence, which we are prepared to commence immediately, and execution of a definitive merger agreement. Subject to satisfactory completion of that due diligence and final approval of our Board of Directors, Ameristar is prepared to enter into a merger agreement that would provide superior value to your stockholders and would otherwise be substantially identical to the one that you entered into with Pinnacle. A mark-up of that agreement reflecting our minimal comments is attached. We also have analyzed the required regulatory approvals and are confident that all necessary approvals can be obtained in a timely fashion. Assuming that we enter into a merger agreement expeditiously, we believe our proposed transaction could close by the end of 2006.
          As you may know, we signed the agreement to acquire our two Missouri properties on October 17, 2000, and we closed the acquisition 64 days later on December 20, 2000, with all necessary financing and regulatory approvals in place. The relative magnitude of that acquisition to Ameristar at that time is comparable to the magnitude of the combination we propose to you today. Because you are also a Missouri licensee, surely you will recognize our demonstrated ability to expeditiously complete a major business combination transaction. All of the senior members of our management team that successfully completed the acquisition of our Missouri properties remain with us today and will devote the same effort to the closing of our proposed combination with Aztar.
          We have great respect for Aztar and the accomplishments of your management team and employees and are excited by the prospects of building together on your strong foundation. We are confident in our ability to combine successfully the two companies to enhance opportunities for growth, which is why we are able to make this proposal of superior value for your stockholders. The combination of Aztar and Ameristar would result in the creation of the fifth largest publicly traded U.S. gaming company with a broader and more geographically balanced portfolio and enviable growth platform. We have a demonstrated development history and track record in optimizing the performance of our market-leading properties. We believe these factors further support the superiority of our proposal.
          This letter does not create or constitute any legally binding obligation, liability or commitment by us regarding the proposed transaction, and, other than any confidentiality agreement we may enter into with you, there will be no legally binding agreement between us regarding the proposed transaction unless and until a definitive merger agreement is executed by Aztar and Ameristar.

          We are confident that our proposal presents a compelling opportunity for both our companies and look forward to your response. If you have any questions or would like me to clarify any aspect of our proposal, please do not hesitate to call me at (702) 567-7000.

Sincerely, AMERISTAR CASINOS, INC.
By:	/s/ Craig H. Neilsen
Craig H. Neilsen
Chairman of the Board, President and Chief Executive Officer

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